EXHIBIT 3.2 -- CERTIFICATE OF AMENDMENT

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             NATIONAL TECHTEAM, INC.


William F. Coyro, Jr. and William D. Hodgman certify that:

1. They are the President and Secretary, respectively, of National TechTeam, Inc., a Delaware corporation (the "Corporation").

2. Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

         "FOURTH: The maximum number of shares of all classes which the corporation is authorized to have outstanding is fifty million (50,000,000) shares, consisting of forty--five million (45,000,000) shares of common stock, all par value $.0l and five million (5,000,000) shares of preferred stock, all par value $.0l. The holders of preferred stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the board of directors."

3. The foregoing Amendment of Certificate of Incorporation has been duly approved by the board of directors of the Corporation as of November 27, 1987 in accordance with Section 141(f) of the Delaware General Corporation Law.

4. The foregoing Amendment of Certificate of Incorporation has been duly approved by the required vote of stockholders as of November 27, 1987 in accordance with Section 228(a) of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation is 4,107,669. The number of shares voted in favor of the amendment equaled or exceeded the 50% votes required.

We further declare under penalty under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: November 27, 1987                           By: /s/ William F. Coyro, Jr.
                                                   -----------------------------
                                                   William F. Coyro, Jr.
                                                   President


                                                   By: /s/ William D. Hodgman
                                                   -----------------------------
                                                   William D. Hodgman
                                                   Secretary